Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2024-USNCH23313 Registration Statement Nos. 333-270327 and 333-270327-01 Dated August 22, 2024; Filed pursuant to Rule 433

Trigger Jump Securities with Auto-Callable Feature Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September    , 2030
Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying indices:	The S&P 500® Index (ticker symbol: “SPX”) and the Russell 2000® Index (ticker symbol: “RTY”)
Stated principal amount:	$1,000 per security
Pricing date:	August 30, 2024
Issue date:	September 5, 2024
Maturity date:	September 5, 2030
Valuation dates, potential redemption dates and premiums:

The valuation dates, potential redemption dates and premiums are listed below. The premium applicable to each valuation date will be determined on the pricing date and will be at least the percentage of the stated principal amount set forth below.

Valuation Date*
September 9, 2025
December 1, 2025
March 2, 2026
June 1, 2026
August 31, 2026
November 30, 2026
March 1, 2027
June 1, 2027
August 30, 2027
November 30, 2027
February 29, 2028
May 30, 2028
August 30, 2028
November 30, 2028
February 28, 2029
May 30, 2029
August 30, 2029
November 30, 2029
February 28, 2030
May 30, 2030
August 30, 2030 (the “final valuation date”)
Potential Redemption Date**
September 12, 2025
December 4, 2025
March 5, 2026
June 4, 2026
September 3, 2026
December 3, 2026
March 4, 2027
June 4, 2027
September 2, 2027
December 3, 2027
March 3, 2028
June 2, 2028
September 5, 2028
December 5, 2028
March 5, 2029
June 4, 2029
September 5, 2029
December 5, 2029
March 5, 2030
June 4, 2030
N/A	Premium
8.60% of the stated principal amount
10.75% of the stated principal amount
12.90% of the stated principal amount
15.05% of the stated principal amount
17.20% of the stated principal amount
19.35% of the stated principal amount
21.50% of the stated principal amount
23.65% of the stated principal amount
25.80% of the stated principal amount
27.95% of the stated principal amount
30.10% of the stated principal amount
32.25% of the stated principal amount
34.40% of the stated principal amount
36.55% of the stated principal amount
38.70% of the stated principal amount
40.85% of the stated principal amount
43.00% of the stated principal amount
45.15% of the stated principal amount
47.30% of the stated principal amount
49.45% of the stated principal amount
51.60% of the stated principal amount

*Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to any of the underlying indices

** If the valuation date immediately preceding any potential redemption date is postponed, that potential redemption date will also be postponed so that it falls on the third business day after such valuation date, as postponed

Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing level of the worst performing underlying index is greater than or equal to its initial index level, the securities will be automatically redeemed on the potential redemption date immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Index return:	For each underlying index on any valuation date, (i) its closing level on such valuation date minus its initial index level, divided by (ii) its initial index level
Initial index level:	For each underlying index, its closing level on the pricing date
Final index level:	For each underlying index, its closing level on the final valuation date

Trigger level:	For each underlying index, 80% of its initial index level
Worst performing underlying index:	On any valuation date, the underlying index with the lowest index return on such valuation date

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

• If the final index level of the worst performing underlying index on the final valuation date is greater than or equal to its initial index level: $1,000 + the premium applicable to the final valuation date

• If the final index level of the worst performing underlying index on the final valuation date is less than its initial index level but greater than or equal to its trigger level:
$1,000

• If the final index level of the worst performing underlying index on the final valuation date is less than its trigger level:
$1,000 + ($1,000 x the index return of the worst performing underlying index on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final index level of the worst performing underlying index on the final valuation date is less than its trigger level, your payment at maturity will be less, and possibly significantly less, than $800.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

CUSIP/ISIN:	17332MS39 / US17332MS393
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/000095010324012540/ dp217012_424b2-us2407882d.htm

Hypothetical Payment[1]
If the first valuation date on which the closing level of the worst performing underlying index is greater than or equal to its initial index level is . . .	. . . then you will receive the following payment per security upon automatic redemption or at maturity, as applicable
1st valuation date	$1,086.00
2nd valuation date	$1,107.50
3rd valuation date	$1,129.00
4th valuation date	$1,150.50
5th valuation date	$1,172.00
6th valuation date	$1,193.50
7th valuation date	$1,215.00
8th valuation date	$1,236.50
9th valuation date	$1,258.00
10th valuation date	$1,279.50
11th valuation date	$1,301.00
12th valuation date	$1,322.50
13th valuation date	$1,344.00
14th valuation date	$1,365.50
15th valuation date	$1,387.00
16th valuation date	$1,408.50
17th valuation date	$1,430.00
18th valuation date	$1,451.50
19th valuation date	$1,473.00
20th valuation date	$1,494.50
The final valuation date	$1,516.00
[1]Assumes the premium applicable to each valuation date will be set at the minimum level that may be determined on the pricing date. All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $897.50 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	The trigger feature of the securities exposes you to particular risks.

•	The securities do not pay interest.

•	Your potential return on the securities is limited.

•	The securities are subject to the risks of both of the underlying indices and will be negatively affected if either one of the underlying indices performs poorly, even if the other performs well.

•	You will not benefit in any way from the performance of the better performing underlying index.

•	The term of the securities may be as short as one year.

•	You will be subject to risks relating to the relationship between the underlying indices.

•	Investing in the securities is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices.

•	Your return on the securities depends on the closing levels of the underlying indices on a limited number of days.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.

•	The estimated value of the securities was determined for Citigroup Global Markets Holdings Inc. by its affiliate using proprietary pricing models.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.

•	The Russell 2000® Index is subject to risks associated with small capitalization stocks.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of either underlying index.

•	The levels of the underlying indices may be adversely affected by Citigroup Global Markets Holdings Inc.’s or its affiliates’ hedging and other trading activities.

•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.

•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.

•	Adjustments to the underlying indices may affect the value of your securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.